Exhibit 5

ADDENDUM TO MANAGEMENT AGREEMENT

THIS ADDENDUM (the "Addendum") dated as of the thirtieth (30th) day of October 2014 to the MANAGEMENT AGREEMENT (the "Agreement") dated as of the Twenty-third (23rd) day of January 2014, entered into between Immunoclin Corporation, a Nevada corporation, with its principal offices located at 1800 Wyoming Avenue NW, 3rd Floor, Washington, DC 20009 USA (the “Company”) and Dr. Khadija Benlhassan of Paris, France and/or her assigns (the “Executive”), in connection with the provision of management services to the Company, is hereby amended so as to reflect that the 1,000,000 Rule 144 restricted common shares of the Company common stock previously scheduled to be earned on November 30, 2014 shall instead be earned and issued on January 1, 2015 pursuant to this Addendum. All other terms and conditions of the Agreement shall remain in force and no other changes are intended by this Addendum.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Addendum to the Agreement as of the date first written above.

IMMUNOCLIN CORPORATION

Per:
Dorothy Bray, Ph.D., CEO, President, Director

Per:
Chad S. Johnson, Esq., COO, Director

EXECUTIVE:

Per:
Khadija Benlhassan, Ph.D., CSO, Director

[End of Addendum]

1

! 1